Exhibit 99.1

July 25, 2014	For More Information Contact:
Mark D. Curtis, EVP, CFO and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES INCREASES IN NET INCOME
FOR THE SIX AND THREE MONTHS ENDED JUNE 30, 2014

Glen Head, New York, July 25, 2014 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported net income and earnings per share for the six months ended June 30, 2014 of $11.5 million and $1.24, representing increases over the same period last year of 5.1% and 3.3%, respectively.  For the second quarter of 2014, net income and earnings per share were $5.5 million and $.60, representing increases over the same quarter last year of 4.5% and 3.4%, respectively.  Dividends per share increased by 4.0% from $.50 for the first six months of 2013 to $.52 for the current six-month period.  Returns on average assets (ROA) and average equity (ROE) for the first half of 2014 were .95% and 10.65%, respectively, versus 1.03% and 10.69%, respectively, for the same period last year.  Tangible book value per share increased by 8.8%, or from $22.57 at year-end 2013 to $24.55 at the close of the current quarter.  The credit quality of the Bank’s loan portfolio remains excellent, and management intends to continue taking advantage of lending and branching opportunities in the Bank’s marketplace.

Analysis of Earnings - Six Months Ended June 30, 2014

Net income increased by $555,000 when comparing the first six months of 2014 to the same period last year.  The increase is attributable to increases in net interest income and noninterest income of $1.8 million, or 5.9%, and $272,000, or 8.1%, respectively, partially offset by increases in noninterest expense of $1.0 million, the provision for loan losses of $168,000 and income tax expense of $328,000.

Although intermediate and long-term interest rates were higher during the first six months of 2014 than the same period last year, they are still relatively low.  Because of the low interest rate environment, the percentage increase in net interest income for the six months ended June 30, 2014 of 5.9% lagged the percentage increases in the average balances of loans and noninterest-bearing checking deposits of 27.2% and 15.4%, respectively.  Additionally, net interest margin declined by 22 basis points from 3.26% in the first six months of 2013 to 3.04% for the current six-month period.  A low interest rate environment exerts downward pressure on net interest income and net interest margin primarily because: (1) the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is reduced; (2) cash received from payments and prepayments of higher yielding loans and securities is often used to originate or purchase lower yielding loans and securities; (3) some loans prepay in full resulting in the immediate writeoff of deferred costs while the rates on other loans are modified downward; and (4) prepayment speeds on mortgage securities can be relatively high, thereby resulting in the faster amortization of purchase premiums.

Average interest-earning assets increased by $277.4 million, or 13.3%, when comparing the first six months of 2014 to the same period last year.  The increase is primarily comprised of increases in the average balances of loans of $321.3 million, or 27.2%, and nontaxable securities of $25.7 million, or 6.8%, as partially offset by a decrease in the average balance of taxable securities of $72.0 million, or 14.0%.  From a yield perspective, the shift from taxable securities to loans and nontaxable securities partially mitigated the negative impact on net interest margin of the low interest rate environment.  Growth in loans and nontaxable securities, to the extent not funded by the decline in taxable securities, was funded by growth in the average balances of long-term borrowings of $148.3 million, or 102.0%, interest-bearing deposits of $85.6 million, or 7.4%, and noninterest-bearing checking deposits of $82.8 million, or 15.4%.  The increase in long-term borrowings together with an increase in the average balance of time deposits of $47.3 million, or 18.9%, resulted from management’s desire to protect the Bank’s future earnings against an increase in interest rates.

The Bank’s continued ability to grow loans is attributable to a variety of factors including, among others, competitive pricing, targeted solicitation efforts, advertising campaigns, and broker relationships for both residential and commercial mortgages.  Loans grew by $80.0 million during the second quarter of this year compared to $10.8 million in the first quarter.  Based on the size of the Bank’s loan pipeline and an assessment of local market conditions, management currently expects that loan growth will continue during the remainder of 2014 at a pace not materially different than that experienced in the second quarter.  The Bank’s ongoing ability to grow deposits is attributable to, among other things, continued expansion of the Bank’s branch distribution system, targeted solicitation of local commercial businesses and municipalities, new and expanded lending relationships, new small business checking and loan products, expansion of merchant sales relationships and the Bank’s positive reputation in its marketplace.

The $272,000 increase in noninterest income for the first six months of 2014 versus the same period last year is attributable to increases in service charges on deposit accounts of $171,000, or 12.1%, Investment Management Division income of $125,000, or 14.0%, and net gains on sales of securities of $114,000.  Partially offsetting these items was a decrease of $138,000 in other noninterest income primarily due to the fact that the 2014 period includes a $60,000 loss on the sale of loans held-for-sale and the 2013 period included a real estate tax refund of $73,000.  The increase in Investment Management Division income resulted from appreciation in the market value of assets under management and, to a lesser extent, new business.

The increase in noninterest expense of $1.0 million, or 5.4%, is comprised of increases in salaries of $715,000, or 8.8%, occupancy and equipment expense of $400,000, or 10.2%, and other noninterest expense of $229,000, or 5.1%, partially offset by a decrease in employee benefits expense of $306,000, or 11.5%. The increase in salaries is primarily due to higher stock-based compensation expense, normal annual salary adjustments, branch openings and additions to staff in the back office.  The increase in occupancy and equipment expense is largely due to new branch openings and increases in general maintenance and repairs expense, snow removal costs and the cost of servicing equipment.  The increase in other noninterest expense includes an increase in marketing expense and a growth-related increase in FDIC insurance expense.  The decrease in employee benefits expense is largely attributable to a decrease in pension expense, partially offset by an increase in incentive compensation cost.  The decline in pension expense resulted from favorable performance of plan assets and an increase in long-term interest rates which reduced the discounted value of the plan’s benefit obligation.

Analysis of Earnings – Second Quarter Versus First Quarter 2014

Net income for the second quarter of 2014 was $5.5 million compared to $6.0 million in the first quarter.  The decline in net income occurred primarily because loan growth accelerated in the second quarter significantly contributing to a $1,041,000 increase in the provision for loan losses from a credit of $59,000 in the first quarter to a charge of $982,000 in the current quarter.

Analysis of Earnings – Second Quarter 2014 Versus Second Quarter 2013

The increase in net income for the second quarter of 2014 versus the same quarter last year is largely attributable to an increase in net interest income of $892,000, as partially offset by an increase in salaries of $486,000.  The increases in net interest income and salaries occurred for substantially the same reasons discussed with respect to the six-month periods.

Asset Quality

The Bank’s allowance for loan losses to total loans (reserve coverage ratio) decreased by 6 basis points from 1.41% at year-end 2013 to 1.35% at the close of the current quarter.  The decrease is primarily due to an improvement in economic conditions and a decrease in problem loan levels, i.e., impaired loans and those designated watch, special mention and substandard.

The $923,000 provision for loan losses for the first half of this year is primarily attributable to loan growth and net chargeoffs, as partially offset by the improvement in economic conditions and decrease in problem loan levels.  The Bank recorded chargeoffs of $635,000 during the first six months of 2014 on loans transferred to held-for-sale during the period.  The $755,000 provision for loan losses for the first half of 2013 was primarily attributable to growth in the loan portfolio and an increase in specific reserves on loans individually deemed to be impaired, as partially offset by a reduction in historical loss rates, improved economic conditions and net recoveries.

The credit quality of the Bank’s loan portfolio remains excellent.  Nonaccruing loans amounted to $1.6 million, or .10% of total loans outstanding, at June 30, 2014, compared to $4.5 million, or .30%, at December 31, 2013.  Troubled debt restructurings declined by $1.0 million during the period to $2.1 million at June 30, 2014.  Of this amount, $519,000 are performing in accordance with their modified terms and $1.6 million are nonaccrual and included in the aforementioned amount of nonaccrual loans.  The decrease in nonaccrual loans largely resulted from loan sales, the restoration of one loan to an accruing status and chargeoffs.  The decrease in troubled debt restructurings largely resulted from the disposition of a loan held-for-sale.  Loans past due 30 through 89 days at June 30, 2014 amounted to $2.8 million, or .18% of total loans outstanding, compared to $184,000, or .01% of total loans outstanding, at December 31, 2013.  Management does not believe that the increase in these past due loans is indicative of a deterioration in the credit quality of the Bank’s loan portfolio.

The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 83% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities.  The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies.  In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis.  On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios remain strong at June 30, 2014.  The strength of the Corporation’s balance sheet from both a capital and asset quality perspective positions the Corporation for continued growth in a measured and disciplined fashion.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system.  Additionally, with respect to loan growth, the Bank will continue to develop its existing broker and correspondent relationships.  All loans originated through such relationships are underwritten by Bank personnel.  The Bank opened a branch in Oceanside, Long Island in July 2014 and is scheduled to open branches in Manhasset and Greenlawn, Long Island within the next six months.  Management is continuing its ongoing evaluation of additional sites for future branch expansion.

Challenges We Face

Although intermediate and long-term interest rates are higher than they were one year ago, they are still relatively low and could remain so for the foreseeable future.  In addition, there is significant price competition for loans in the Bank’s marketplace, little room for the Bank to further reduce its deposit rates and an ongoing need to term-fund a portion of the Bank’s loan growth with time deposits and wholesale borrowings.  In the current rate environment, the spread between lending rates and term-funding rates is relatively small.  The persistence of these factors could result in a decline in net interest margin from its current level.  If that were to occur, and management is unable to offset the resulting negative impact by increasing the volume of the Bank’s interest-earning assets, effecting a favorable change in the mix of the Bank’s interest-earning assets or interest-bearing liabilities, reducing expenses or the employment of other measures, the Bank’s profitability could decline.

Commercial and residential real estate values have been negatively impacted by elevated levels of unemployment and underemployment, the erosion of household disposable income, foreclosures and, in certain micro markets, commercial vacancies.  Although certain metrics used to measure the strength of the economy have been improving, these factors still present meaningful threats to the maintenance of loan quality.

The banking industry is faced with an increasing number of new and complex regulatory requirements which are putting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	6/30/14	12/31/13
	(in thousands)

Assets:
Cash and due from banks	$44,971	$35,034
Temporary investments	784	463
Cash and cash equivalents	45,755	35,497

Investment securities:
Held-to-maturity, at amortized cost (fair value of $27,578 and $33,548)	26,243	32,104
Available-for-sale, at fair value	811,325	784,793
	837,568	816,897

Loans held-for-sale	1,800	900

Loans:
Commercial and industrial	69,251	71,818
Secured by real estate:
Commercial mortgages	747,667	716,011
Residential mortgages	664,197	605,343
Home equity lines	81,128	77,581
Consumer	6,483	7,184
	1,568,726	1,477,937
Allowance for loan losses	(21,140)	(20,848)
	1,547,586	1,457,089

Restricted stock, at cost	19,043	19,869
Bank premises and equipment, net	26,135	24,463
Bank-owned life insurance	14,445	14,185
Pension plan assets, net	18,775	18,532
Other assets	12,571	12,460
	$2,523,678	$2,399,892
Liabilities:
Deposits:
Checking	$631,484	$599,114
Savings, NOW and money market	951,866	917,974
Time, $100,000 and over	205,670	173,379
Time, other	119,827	91,661
	1,908,847	1,782,128

Short-term borrowings	71,765	110,463
Long-term debt	295,000	285,000
Accrued expenses and other liabilities	12,040	13,141
Deferred income taxes payable	10,098	2,604
	2,297,750	2,193,336
Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares
Issued and outstanding, 9,194,480 and 9,141,767 shares	919	914
Surplus	48,988	46,873
Retained earnings	163,831	157,107
	213,738	204,894
Accumulated other comprehensive income, net of tax	12,190	1,662
	225,928	206,556
	$2,523,678	$2,399,892

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Six Months Ended		Three Months Ended
	6/30/14	6/30/13	6/30/14	6/30/13
	(dollars in thousands)
Interest and dividend income:
Loans	$28,292	$24,895	$14,233	$12,563
Investment securities:
Taxable	4,809	5,274	2,437	2,645
Nontaxable	6,609	6,325	3,348	3,167
	39,710	36,494	20,018	18,375
Interest expense:
Savings, NOW and money market deposits	958	1,218	465	609
Time deposits	2,932	2,503	1,515	1,221
Short-term borrowings	74	151	24	84
Long-term debt	3,303	1,996	1,666	1,005
	7,267	5,868	3,670	2,919
Net interest income	32,443	30,626	16,348	15,456
Provision for loan losses	923	755	982	947
Net interest income after provision for loan losses	31,520	29,871	15,366	14,509

Noninterest income:
Investment Management Division income	1,021	896	521	485
Service charges on deposit accounts	1,588	1,417	785	708
Net gains on sales of securities	118	4	49	-
Other	917	1,055	442	505
	3,644	3,372	1,797	1,698
Noninterest expense:
Salaries	8,881	8,166	4,451	3,965
Employee benefits	2,351	2,657	1,138	1,245
Occupancy and equipment	4,326	3,926	2,089	1,928
Other	4,727	4,498	2,417	2,329
	20,285	19,247	10,095	9,467

Income before income taxes	14,879	13,996	7,068	6,740
Income tax expense	3,378	3,050	1,524	1,433
Net Income	$11,501	$10,946	$5,544	$5,307

Share and Per Share Data:
Weighted Average Common & Common Equivalent Shares	9,277,268	9,129,859	9,290,878	9,151,146
Basic EPS	$1.25	$1.21	$.60	$.58
Diluted EPS	$1.24	$1.20	$.60	$.58
Cash Dividends Declared	$.52	$.50	$.26	$.25

FINANCIAL RATIOS
(Unaudited)

ROA	0.95%	1.03%	0.90%	0.96%
ROE	10.65%	10.69%	9.97%	10.28%
Net Interest Margin	3.04%	3.26%	3.03%	3.20%
Dividend Payout Ratio	41.94%	41.67%	43.33%	43.10%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS
(Unaudited)

	6/30/14		12/31/13
	(in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$2,799		$184
Past due 90 days or more and still accruing	-		-
Nonaccrual	50		1,948
	2,849		2,132
Troubled debt restructurings:
Performing according to their modified terms	519		541
Past due 30 through 89 days	-		-
Past due 90 days or more and still accruing	-		-
Nonaccrual (including a $900,000 loan held-for-sale at 12/31/13)	1,567		2,548
	2,086		3,089
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	519		541
Past due 30 through 89 days	2,799		184
Past due 90 days or more and still accruing	-		-
Nonaccrual	1,617		4,496
	4,935		5,221
Other real estate owned	-		-
	$4,935		$5,221

Allowance for loan losses	$21,140		$20,848
Allowance for loan losses as a percentage of total loans	1.35%		1.41%
Allowance for loan losses as a multiple of nonaccrual loans	13.1	x	4.6	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Six Months Ended June 30,
	2014			2013
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets	(in thousands)
Interest-bearing bank balances	$16,240	$20	.25%	$13,816	$15	.22%
Investment Securities:
Taxable	440,816	4,789	2.17	512,842	5,259	2.05
Nontaxable (1)	402,429	10,014	4.98	376,694	9,583	5.09
Loans (1) (2)	1,500,896	28,300	3.77	1,179,582	24,905	4.23
Total interest-earning assets	2,360,381	43,123	3.66	2,082,934	39,762	3.82
Allowance for loan losses	(21,048)			(19,016)
Net interest-earning assets	2,339,333			2,063,918
Cash and due from banks	26,563			28,553
Premises and equipment, net	25,496			24,704
Other assets	43,347			36,189
	$2,434,739			$2,153,364

Liabilities and Stockholders' Equity
Savings, NOW & money market deposits	$941,073	958	.21	$902,714	1,218	.27
Time deposits	297,965	2,932	1.98	250,702	2,503	2.01
Total interest-bearing deposits	1,239,038	3,890	.63	1,153,416	3,721	.65
Short-term borrowings	46,463	74	.32	91,351	151	.34
Long-term debt	293,757	3,303	2.27	145,431	1,996	2.77
Total interest-bearing liabilities	1,579,258	7,267	.93	1,390,198	5,868	.85
Checking deposits	619,340			536,505
Other liabilities	18,307			20,131
	2,216,905			1,946,834
Stockholders' equity	217,834			206,530
	$2,434,739			$2,153,364

Net interest income (1)		$35,856			$33,894
Net interest spread (1)			2.73%			2.97%
Net interest margin (1)			3.04%			3.26%

(1)	Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented, based on a Federal income tax rate of 34%.
(2)	For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” sections of Corporation’s filings with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about August 11, 2014, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.